Exhibit 2.1

MASTER SHARE PURCHASE AGREEMENT

This master share purchase agreement (this “Agreement”) is entered into on 31 January 2012 (the “Closing Date”)

BY AND AMONG:

(1)	U. S. Steel Serbia B.V., a limited liability company incorporated in The Netherlands, with its registered address at Prins Bernhardplein 200, 1097JB Amsterdam, The Netherlands, registered with the relevant Dutch commercial register under No. 34134492, as the seller hereunder (the “Seller”);
(2)	The Republic of Serbia, represented by Prime Minister, Mr. Mirko Cvetković, in the name of the Government that represents the Republic of Serbia, as the Buyer hereunder (the “Buyer”); and
(3)	U. S. Steel Košice, s.r.o., vstupný areál U. S. Steel, 044 54 Košice, Slovak Republic, registered with the Commercial Register of the District Court of Košice 1, section Sro, title No. 11711/V (the “Service Provider”), as a provider of goods and services to and creditor of the Company (as hereinafter defined).

Each of the above is referred to individually as a “Party” and collectively as the “Parties”.

PREAMBLE

A.	The Seller is the sole owner of 100% of the ownership interest (the “Share”) in U. S. Steel Serbia d.o.o. Smederevo, a limited liability company incorporated in Serbia, with its registered address in Radinac, Smederevo, Serbia, registered with the Serbian commercial register under No. BD 4946 and company I.D. No. 07342691 (the “Company”).
B.	The Seller has agreed to sell the Share to the Buyer, and the Buyer has agreed to buy the Share from the Seller, all in accordance with the terms and conditions set forth in this Agreement.
C.	The Service Provider has a certain Receivable (as hereinafter defined) due from the Company and is joining as a party to this Agreement so as to agree on the Parties’ obligations with respect to the payment by the Company of an agreed-upon portion of such Receivable.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Sale of the Share

Subject to the terms and conditions of this Agreement, and relying on the representations, warranties and agreements of the Parties contained herein, the Seller shall sell the Share to the Buyer and the Buyer shall purchase the Share from the Seller together with all rights pertaining to the Share. The transfer of the Share from the Seller to the Buyer shall be accomplished on the Closing Date by way of the Parties signing and having court certified an agreement on the purchase and transfer of ownership interest (the “Transfer Deed”), in the proper legal form agreed upon between the parties. This Agreement shall be deemed to be a supplement to the Transfer Deed, the purpose of which is to set forth the Parties’ agreement as to matters that have been agreed upon among the Parties with respect to the transaction envisioned herein.

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2.	Purchase Price

The purchase price for the Share is USD 1 (one U.S. dollar even) (the “Purchase Price”) and shall be paid by the Buyer to the Seller on the Closing Date, receipt of which shall be acknowledged by delivery of the signed and court certified Transfer Deed to the Buyer.

3.	Regulatory Approvals

The Buyer is responsible for the obtaining of all regulatory approvals and the payment of any and all related filing fees that may be required with respect to the transaction contemplated by this Agreement; including, without limitation, any clearance required from the relevant competition protection authorities.

4.	Closing

The closing of the purchase of the Share by the Buyer hereunder (the “Closing”) shall be deemed to have taken place simultaneously immediately upon: (i) the payment of the Purchase Price by the Buyer to the Seller; and (ii) the signing, court certification and delivery of this Agreement and the Transfer Deed to each of the Parties.

5.	Seller’s Representations and Warranties

The Seller represents and warrants, as of the Closing Date, that:

5.1 The Seller holds 100% of the ownership interest in the Company, free from any encumbrances.

5.2 The Seller has full legal authority to enter into this Agreement and the Transfer Deed and to sell the Share to the Buyer pursuant to the terms of this Agreement and the Transfer Deed, and to otherwise fulfill all of its obligations hereunder.

5.3 The book value of the fixed assets of the Company as of 31 December 2011 is as follows (in accordance with International Financial Reporting Standards, and rounded to the nearest hundred thousand):

(i)	Land: USD 700,000;
(ii)	Buildings: USD 29,400,000;
(iii)	Machinery & Equipment: USD 215,500,000; and
(iv)	Intangibles: USD 11,100,000.
5.4	The Seller confirms that: (i) the financial figures stated in Section 5.3 of this Agreement and (ii) the Company’s financial statements as of 31 December 2011 and statutory balance sheets that were delivered to the Buyer, are true and accurate and presented fairly in all material respects.

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5.5	There is no outstanding debt secured by any of the Company’s assets.
6.	Buyer’s Representations and Warranties

The Buyer represents and warrants, as of the Closing Date, that:

6.1 It has full legal authority and all necessary approvals to enter into this Agreement and the Transfer Deed and to purchase the Share from the Seller pursuant to the terms of this Agreement and the Transfer Deed, and to otherwise fulfill all of its obligations hereunder.

6.2 It is buying the Company on an “as is” basis and is accepting all faults that may or may not exist as of the Closing.

6.3 There are no VAT, transfer or other similar taxes applicable in Serbia to the transfer of the ownership of the Company.

7.	Buyer’s Covenants and Post-Closing Obligations

7.1 Buyer covenants to change the name of the Company within a period of not later than 10 (ten) Serbian business days (each a “Business Day”) after the Closing, so that no reference to U. S. Steel (or any abbreviation thereof or any other similar words implying a connection to United States Steel Corporation) appears in the name of the Company. Buyer further covenants that it shall not permit the Company to, at any time, use any U. S. Steel trade names or logos.

7.2 Buyer covenants and warrants that no transfer tax, charge or levy of any kind shall be payable in Serbia in connection with the sale and transfer of the Share by the Seller to the Buyer under this Agreement and the Transfer Deed, and to the extent any transfer tax, charge or levy is imposed, then Buyer shall be responsible for the payment of any such tax, charge or levy and shall hold Seller harmless from any obligation with respect to any such payment obligation.

7.3 The Buyer agrees to indemnify and hold harmless the Seller’s parent company, United States Steel Corporation, 600 Grant Street, Pittsburgh, Pennsylvania 15219, United States of America and all of its affiliates against any claims for damages or other monetary liabilities that may at any time arise against the Seller’s parent company or any of its affiliates in connection with its or their affiliation with the Company.

7.4 The Buyer acknowledges that it is aware that, as of 31 December 2011, the Company owed USD 53,180,000 to the Service Provider (such amount, the “Receivable”) for delivered raw materials, equipment, parts and procurement, computer and management services provided, and that, in the context of the sale of the Share contemplated hereunder, the Seller has caused the Service Provider to accept a reduced payment amount as payment in full of the Receivable. Therefore, the Buyer unconditionally guarantees that it shall cause the Company to pay the Service Provider the agreed upon amount, which shall be equal to the Receivable less an amount equal to 24.7% thereof (the “Discounted Receivable”). The Discounted Receivable is being and will be paid as follows: (a) the Company has paid a cash payment, on or immediately prior to the Closing Date, equal to the full amount of the Company’s available cash; and (b) the Buyer shall cause the Company to pay the balance of the Discounted Receivable within a period of not more than 3 (three) Business Days following the Closing Date. The Service Provider shall accept payment of the Discounted Receivable as payment in full for the Receivable.

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7.5 The Seller confirms that the financial figure stated in Section 7.4 of this Agreement is true and accurate and presented fairly in all material respects.

7.6 Buyer hereby guarantees the Company’s obligation to make the payment of the Discounted Receivable pursuant to the payment terms and schedule described in Section 7.4, but subject to the provisions of Article 8, including without limitation, that it shall guarantee such payment even if the payment of the Discounted Receivable is ever challenged by a creditor, bankruptcy trustee or otherwise.

8.	Adjustment of Receivable Paid

8.1 In light of the above described payment by the Company of the Discounted Receivable to the Service Provider, the Buyer and the Service Provider agree that they shall, not later than within 10 (ten) Business Days after Closing, confirm the amount of the Working Capital (as hereinafter defined) of the Company as of 23:59 Serbian time on the Closing Date (the “Determination Time”); and if it is thus determined that the Working Capital of the Company as of the Determination Time was less than USD 110,000,000 (one hundred ten million United States dollars even), then the Service Provider shall pay to the Buyer the amount of such deficiency not later then within a period 5 (five) Business Days following the date of the determination of the deficiency. If the Buyer and Service Provider cannot agree on the amount of working capital that was at the Company as of the Determination Time, then the matter shall be finally resolved by a mutually acceptable internationally recognized firm of certified public accountants that shall make its determination within 30 (thirty) days.

8.2 As used herein, “Working Capital” expressly does not include cash and is defined as:

(i) the sum of:

▪	Net trade accounts receivable, in accordance with generally accepted accounting principles as in effect from time to time in the United States of America (“U.S. GAAP”). This represents amounts due to the Company from commercial customers for products and/or services received, net of an allowance for amounts considered uncollectible. Amounts considered uncollectible have generally been outstanding for 180 days or more;
▪	VAT receivables, in accordance with U.S. GAAP. This represents amounts related to excess VAT reportable by the Company to the Government of Serbia for the prior period or periods; and
▪	Inventory, in accordance with U.S. GAAP. This represents the value of all raw materials, work in process and finished product;

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(ii) minus:

▪	Trade accounts payable, in accordance with U.S. GAAP, but excluding the Receivable. This represents amounts that the Company owes to suppliers and service providers for products and/or services received.
9.	Buyer’s Waiver of Sovereign Immunity

To the extent that the Republic of Serbia has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit, claim or proceeding before any court, arbitral tribunal or other relevant body, the Republic of Serbia hereby unconditionally and irrevocably waives such immunity and agrees not to plead or claim such immunity in respect of any of its obligations under this Agreement.

10.	Choice of Law

This Agreement (including this Article 10) shall be governed by and construed in accordance with the laws of England and Wales, excluding its conflict of law rules of private international law.

11.	Dispute Resolution

11.1 Any and all contractual or other disputes or claims arising out of or in connection with this Agreement, including but not limited to any questions regarding its existence, performance, breach, validity or termination thereof as well as the pre- and post-contractual effects of this Agreement (the “Dispute”) shall be resolved by discussion between the relevant Parties carried out in good faith. In the event of a Dispute, a Party shall serve a written notice upon the relevant other Party (the “Dispute Notice”) proposing that such Parties seek to resolve the Dispute by negotiation.

11.2 If a Dispute is not resolved within 20 (twenty) Business Days following the receipt of the Dispute Notice, such Dispute shall at the request of any relevant Party, to the exclusion of the ordinary courts, be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration as in force on the Closing Date, by three arbitrators appointed in accordance with the said Rules. The seat of arbitration shall be in Paris, France. The Parties agree that the language of the arbitration, including oral hearings, written evidence and correspondence, shall be English. A duly rendered arbitration award for the settlement of the Dispute shall be final and binding on the Parties to the Dispute. This arbitration clause shall be separately enforceable. Each of the Parties involved in the relevant Dispute agrees to pay any arbitration award voluntarily and not to resist the enforcement of any arbitration award obtained under this Agreement other than as expressly permitted by the 1958 New York Convention on the Recognition and Enforcement of Foreign Arbitration Awards.

11.3 All costs and expenses shall be apportioned between/among the relevant Parties to the arbitration in accordance with the decision of the arbitrators.

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12.	Miscellaneous

12.1 No Assignment. This Agreement and the rights and obligations contained herein shall be solely for the benefit of the Parties hereto, and no other persons or legal entities shall have any rights hereunder as a third-party beneficiary or otherwise. No Party shall have the ability to assign any of its rights or obligations under this Agreement, whether voluntarily or by operation of law, without the prior written consent of each other Party hereto, acting at its sole discretion (i.e. the withholding of such consent by a Party does not need to be justified in any way).

12.2 Expenses. Each Party shall bear its own respective costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and the transaction contemplated hereunder, including legal fees and other advisory fees.

12.3 Further Assurances. Each Party agrees to take such other action not expressly provided for herein as may be necessary or desirable for the consummation of all of the transactions contemplated in this Agreement.

12.4 Notices. All notices or other communications hereunder (including a change of address) shall be in writing and in the English language, and shall be deemed given effectively (a) upon delivery if delivered personally, or upon the attempted delivery, if the relevant recipient refuses delivery, (b) upon delivery if delivered by courier, or upon the attempted delivery, if the relevant recipient refuses delivery, or (c) upon receipt if given by fax, in each case if addressed as follows:

(i)	If to the Seller:

Address:	U. S. Steel Serbia B.V. Prins Bernhardplein 200 1097JB Amsterdam The Netherlands Attention: U. S. Steel Account Representative Fax: +31-20-521-4821

Always with a copy to:	United States Steel Corporation 600 Grant Street Pittsburgh, PA 15219 United States of America Attention: General Counsel Fax: +1-412-433-6219
(ii)	If to the Buyer:

Address:	The Government of the Republic of Serbia Nemanjina 11 11000 Belgrade Serbia Attention: Cabinet of the Prime Minister Fax: +381-11-361-7609

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(iii)	If to the Service Provider:

Address:	U. S. Steel Košice, s.r.o. vstupný areál U. S. Steel 044 54 Košice Slovak Republic Attention: General Counsel Fax: +421-55-673-0204

12.5 Entire Agreement; Amendments. This Agreement represents the entire understanding and agreement among the Parties with respect to the subject matter hereof and can be amended only by a written instrument signed by all of the Parties.

12.6 Waivers. Any term or provision of this Agreement may be waived in writing at any time by the Party that is entitled to the benefit thereof. It being understood that, no failure on the part of a Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver hereof.

12.7 Headings. The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.

12.8 Severability. If any provision of this Agreement is held to be invalid, unlawful or unenforceable, it shall be modified to the minimum extent necessary to make it valid, lawful and enforceable, or, if such modification is not possible, such provision shall be stricken from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect.

12.9 Language. This Agreement has been signed in the English and the Serbian language, of which the English language version shall be governing.

12.10 Counterparts. This Agreement has been signed in 6 (six) identical counterparts of which each Party shall receive 2 (two) counterparts.

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IN WITNESS WHEREOF this Agreement has been executed on the date first written above.

U. S. Steel Serbia B.V.,
as the Seller

By:	/s/ Joseph A. Napoli
Name: Joseph A. Napoli
Title: under Power of Attorney

The Republic of Serbia,
as the Buyer

By:	/s/ Mirko Cvetković
Name: Mirko Cvetković
Title: Prime Minister

U. S. Steel Košice, s.r.o.,
as the Service Provider

By:	/s/ David J. Rintoul
Name: David J. Rintoul
Title: Executive

By:	/s/ Joseph A. Napoli
Name: Joseph A. Napoli
Title: Executive